                                                                EXHIBIT 10.22




                                AN APPRAISAL OF
                              LARKIN 7000 BUILDING
                              SOUTH MIAMI, FLORIDA

HealthSouth Corporation
February 11, 1994
Page Two



         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute.]


The subject property includes a seven-story professional office building which contains 120,981 gross square feet and 106,400 net rentable square feet including common area allocations. In addition, the subject site contains a six-story parking structure connected to the office building with open walkways. The subject is located on a 48,687 square foot land site. The building is a Class B structure with glass and stucco exterior finishes The building was originally constructed in 1973 with a total renovation of the structure occurring in 1989-1990. The building is currently 77 percent occupied with "move-ins" anticipated over the next three months to fill the building to a 89 percent occupancy level.

In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. The information furnished us by others is believed to be reliable, but no responsibility for its accuracy is assumed. The value reported herein is based upon the integrity of the information provided.

Based upon the procedures, assumptions and conditions outlined in this report, we estimate the market value of the leased fee interest in the Larkin 7000 Building, as of September 29, 1993, to be:

                                  $13,500,000
                                  ===========

HealthSouth Corporation
February 11, 1994
Page Three



We have no responsibility to update our report for events and circumstances occurring after the date of this report.

Neither the whole, nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

This appraisal report consists of the following:

         o       This letter outlining the services performed;

         o       Certification of the appraiser;

         o       A Statement of Facts and Limiting Conditions;

         o       A Summary of Salient Facts and Conclusions;

         o       A Narrative section detailing the appraisal of the property;
                 and

         o       An Exhibit section containing supplementary data.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                                                Respectfully submitted,

                                                VALUATION COUNSELORS GROUP, INC.


                                                /s/ Patrick J. Simers
                                                ---------------------
                                                Patrick J. Simers
                                                Managing Director

                            APPRAISER CERTIFICATION


I, the undersigned, do hereby certify that to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

         I have no present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

         My compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in or the use of this report.

         My analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics, the Appraisal Institute, American Society of Appraisers, and the Uniform Standards of Professional Appraisal Practice.

         The use of this report is subject to the requirements of the Appraisal Institute and American Society of Appraisers relating to review by its duly authorized representatives.

         I have made a personal inspection of the property that is the subject of this report.

         No one provided significant professional assistance to the person signing this report.




         /s/ Patrick J. Simers
         ---------------------
         Patrick J. Simers
         Managing Director

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


Valuation Counselors Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion, or conclusion. To assist the reader in interpreting this report, such assumptions are set forth as follows:

Appraisals are performed, and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standard of Professional Practice and Code of Professional Ethics.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to Valuation Counselors Group, Inc. must be made in advance. Valuation Counselors Group, Inc. reserves the right to make adjustments to the analysis, opinions and conclusions set forth in the report as we may deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable. Prevailing leases, liens and other encumbrances, including internal and external environmental conditions and structural defects, if any, have been disregarded, unless otherwise specifically stated in the report. Sketches, maps, photographs, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property and are not intended for technical purposes.

It is assumed that: no opinion is intended in matters that require legal, engineering, or other professional advice which has been or will be obtained from professional sources; the appraisal report will not be used for guidance in legal or professional matters exclusive of the appraisal and valuation discipline; there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain, unless otherwise noted; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards, such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste or radioactivity. The appraiser is not qualified to detect such substances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy, and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of Valuation Counselors Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

The date of the appraisal to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser, or Valuation Counselors Group, Inc., shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc.

Unless otherwise noted, Valuation Counselors Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions observed as of the current date of our market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


The report and the final estimate of value and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS



GENERAL DATA

Effective Date of Value:                        September 29, 1993

Last Date of Inspection:                        September 29, 1993

Property Identification:                        Larkin 7000 Building

Property Location:                              7000 Southwest 62nd Avenue,
                                                South Miami, Florida

Interest Appraised:                             Leased Fee Estate

Gross Building Area:                            120,981 square feet

Net Rentable Area:                              106,400 square feet

Subject Land Size:                              48,687 square feet, or
                                                1.12 acres

Improvements Description:                       Seven-story, steel frame and
                                                concrete structure, Class B
                                                professional office building
                                                that was constructed in 1973
                                                with a total renovation in
                                                1989-1990.


                                                Six-story concrete parking
                                                deck containing 124,791 square
                                                feet for 345 vehicles.

Occupancy Percentage:                           77%


CONCLUSIONS


Cost Approach:                                  $13,450,000

Direct Sales Comparison Approach:               $10,640,000

Income Approach:                                $13,500,000


Final Value Estimate:                           $13,500,000
                                                ===========

                               TABLE OF CONTENTS



                                                                Page
                                                                ----
Transmittal Letter
Appraiser Certification
Statement of Facts and Limiting Conditions
Summary of Salient Facts and Conclusions

INTRODUCTION                                                      1
     Property Identification                                      1
     Purpose and Effective Date of the Appraisal                  1
     Function of the Appraisal                                    1
     Scope of the Appraisal                                       1
     Property Rights Appraised                                    2
     Definition of Value                                          2
     History of the Property                                      3
     History and Nature of the Business Environment               3

DESCRIPTIVE DATA                                                  6
     Regional Analysis                                            6
     Neighborhood Analysis                                       10
     Zoning                                                      11
     Real Estate Taxes and Assessments                           11
     Site Analysis                                               11
     Building and Site Improvements                              12

HIGHEST AND BEST USE                                             15

VALUATION SECTION                                                19
     Valuation Methodology                                       19
     Cost Approach                                               20
     Direct Sales Comparison Approach                            30
     Income Approach                                             40

CORRELATION AND CONCLUSION                                       42

                               TABLE OF CONTENTS




EXHIBIT SECTION

Exhibit A    -    Professional Qualifications
Exhibit B    -    Legal Description
Exhibit C    -    Metropolitan Area Map
Exhibit D    -    Neighborhood Map
Exhibit E    -    Tax Plat Map
Exhibit F    -    Land Sale Location Map
Exhibit G    -    Building Descriptions
Exhibit H    -    Land Improvements Description
Exhibit I    -    Subject Photographs
Exhibit J    -    Lease

                                  INTRODUCTION

PROPERTY IDENTIFICATION

The subject of this appraisal is the Larkin 7000 Building located at 7000 Southwest 62nd Avenue, South Miami, Florida. The subject property includes a seven-story professional office building which contains 120,981 gross square feet and 106,400 net rentable square feet including common area allocations.
In addition, the subject site contains a six-story parking structure connected to the office building with open walkways. The subject is located on a 48,687 square foot land site. The building is a Class B structure with glass and stucco exterior finishes. The building was originally constructed in 1973 with a total renovation of the structure occurring in 1989-1990. The building is currently 77 percent occupied with "move-ins" anticipated over the next three months to fill the building to a 89 percent occupancy level.

PURPOSE AND EFFECTIVE DATE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the real property identified above. The effective date of valuation is September 29, 1993, the date of our last inspection.

FUNCTION OF THE APPRAISAL

The report is to be used for internal financial valuation purposes. The owners are considering the sale of nine professional office buildings for the purpose of establishing a real estate investment trust (REIT).

SCOPE OF THE APPRAISAL

This appraisal engagement includes all three of the standard valuation approaches and is in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and Society of Real Estate Appraisers. The scope of our assignment included collecting, verifying and analyzing market and property data applicable to the three approaches and consistent with the property's highest and best use. The results of the three approaches are then reconciled into a final value conclusion considering the relevancy and quality of data presented in each of the approaches.

PROPERTY RIGHTS APPRAISED

The property right appraised herein is the Leased Fee Estate.

"Leased Fee Estate" is:

         "an ownership held by the landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

         [The Appraisal of Real Estate, p. 123, 10th Ed., published by The Appraisal Institute.]


DEFINITION OF VALUE

For the purpose of this valuation, "market value" is defined as follows:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U. S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute.]

HISTORY OF THE PROPERTY

The subject was originally constructed in 1973 to serve the hospitals in the immediate region. In November of 1988, Juana Corp. purchased the building from One Seven Thousand Place Corp. for $7,876,100. The building's occupancy at this time was falling and Juana Corp. mortgaged the property in order to modernize and renovate the structure to be competitive with new modern structures in the subject's region. During this renovation period, the property owners defaulted on the notes and the property was placed in receivership under the management of the Resolution Trust Corporation. The property was subsequently purchased from HealthSouth Rehabilitation Corporation for $6,500,000 in August of 1992. The overall occupancy at the time of HealthSouth's acquisition was under 50 percent.

The subject professional office building has reportedly not been marketed for sale and is not currently under an agreement of sale. No other deed transfers were noted in the last three years. A title search is recommended for official determination.


HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT

United States Economic Performance and Outlook

The value of the business enterprise value is influenced by potential returns available from alternative investments. These return expectations are affected by economic conditions as they impact the ability of a business enterprise to generate a return on its invested capital. Perhaps the most important economic indicator affecting potential investor returns is the aggregate demand for goods and services. Aggregate demand is measured by a country's Gross Domestic Product (GDP), which is the sum of all domestic expenditures for consumption, government services, and net exports.

As of the valuation date, the United States economy is currently mired in a period of slow economic growth. Gross Domestic Product (GDP) increased at a
2.1 percent annual rate during 1992 after declining (1.2%) during 1991. The GDP was 0.7 percent and 1.6 percent, respectively, for the first and second quarters of 1993, or an annualized rate of 1.1 percent.

The components of GDP indicate that the economic recovery is affecting many sectors of the economy. Personal consumption expenditures, which account for approximately two-thirds of GDP, rose only 1.3 percent during the first half of 1993. Non- residential Fixed Investment advanced 2.2 percent and Residential Fixed Investment grew 1.7 percent. Federal Government Purchases declined (0.6%) over the same period. Federal Government Purchases account for 7.2 percent of the total GDP, and this decline is limited to the rate of overall GDP growth.

The value of the business enterprise value is also affected by the current and expected levels of inflation and interest rates. Inflation creates uncertainty in the mind of investors as they attempt to estimate future investment returns. This uncertainty is incorporated into both the required return on equity and debt capital.

The economic downturn has resulted in sharply lower inflation. The Consumer Price Index (CPI) ended 1992 with a 3.0 percent increase compared to a 4.2 percent increase during 1991. The CPI for 1993 is currently estimated at 3.3 percent. The GDP Deflator, a much broader price level index, ended 1992 with a
2.6 percent annual increase compared to a 4.0 percent increase during 1991.
The GDP Deflator is currently estimated at 2.5 percent for 1993.

The Federal Reserve Bank has adopted a relatively easier monetary policy as a result of the recession. Interest rates, as represented by long-term Treasury bond yields, declined approximately ten basis points compared to rates existing a year earlier. Long-term corporate bond rates have also decreased and the Federal Reserve's discount rate reductions have prompted commercial banks to lower their prime lending rate to 6.0 percent. Selected monetary statistics are presented in the following table.


                    INTEREST RATES AND SELECTED STATISTICS

                                       JUNE 30, 1993           JANUARY 2, 1992

     Federal Fund Rate                     3.0%                      3.9%
     90-Day Treasury Bill Rate             3.1%                      3.9%
     30-Year Treasury Bond                 6.9%                      7.5%
     Aaa Bond Yield                        7.4%                      8.2%
     Prime Rate                            6.0%                      6.5%

Economic Outlook

According to Value Line's Quarterly Economic Review, dated June 30, 1993, the economic recovery is now two years old, but shows much slower growth than normal for a mature recovery. Among factors cited by Value Line for contributing to the slow growth are "high debt, stagnant personal income, low consumer confidence and a troubling unemployment rate". Value Line's Quarterly Economic Review identified the following estimates for selected economic statistics from 1993 to 1995.


                                               1993         1994          1995

      Real GDP                                 2.7%         3.2%          3.3%
      Personal Consumption Expenditures        2.8%         2.7%          2.5%
      Federal Government Purchases            (5.2%)       (3.0%)        (4.0%)
      30-Year Treasury Bond Yields             7.1%         7.2%          7.2%
      Prime Rate                               6.0%         6.3%          6.7%
      Consumer Price Index                     3.5%         3.5%          3.6%

                                DESCRIPTIVE DATA

REGIONAL ANALYSIS

South Miami is located on the southwest border of Coral Gables in Dade County, Florida. The area is generally known for its fine residential areas, educational facilities, its quality of life, and is one of the nation's leading locations for multi-national corporate headquarters.

Trends in population, housing, employment and income are contributing social and economic forces that impact property values. Each of these elements is discussed separately.

POPULATION

The Dade County region encompasses 26 municipalities with an estimated 1992 popu-lation of 1,982,901. This figure represents a growth estimate of approximately 22 percent over 1980 levels. The subject facility is located in the eleventh largest munici-pality in the county and presently has an estimated population of 10,459. It is antici-pated, by the year 2000, that the population will continue to expand in the county to an estimated 2,201,836 with individual communities in the region sharing in this growth.

The median age of the population in the community is estimated at 35.5 with 21 percent of the population represented at under 18 years of age and 13 percent of the population represented above 65 years of age. This compares to an overall median age of 34.2 for the county with 24 percent of the population represented at under age 18 and 14 percent of the population over the age of
65. This would tend to indicate that the South Miami region is occupied by families with members older than the average in the county.

The racial and ethnic distribution of members in the South Miami community is estimated at 66.8 percent white, 29.6 percent black, and the remaining 3.6 percent other races. It is estimated that the hispanic community in South Miami is represented as 23.8 percent of the overall population. These figures would tend to indicate that the South Miami community is similar in ethnic diversification as computed to the Dade County region which is 72.9 percent white, 20.6 percent black, and 6.5 percent other, with the hispanic population represented at 49.2 percent.

                      POPULATION GROWTH BY MUNICIPALITY

                             1980           1992*         %
                          POPULATION     POPULATION     GROWTH

DADE COUNTY                1,625,509      1,982,901       22.0
Miami                        346,865        359,973        3.8
Hialeah                      145,254        195,579       34.6
Miami Beach                   96,298         93,461       -2.9
North Miami                   42,566         50,090       17.7
Coral Gables                  43,241         40,700       -5.9
North Miami Beach             36,553         35,268       -3.5
Homestead                     20,668         27,087       31.1
Opa-Locka                     14,460         15,255        5.5
Sweetwater                     8,251         14,096       70.8
Miami Springs                 12,350         13,230        7.1
South Miami                   10,944         10,459       -4.4
Miami Shores                   9,244         10,097        9.2
Hialeah Gardens                2,700          9,259      242.9
Key Biscayne**                  -             8,897        N/A
Florida City                   6,174          6,067       -1.7
West Miami                     6,076          5,712       -6.0
North Bay Village              4,920          5,550       12.8
Bay Harbor Islands             4,869          4,721       -3.0
Surfside                       3,763          4,204       11.7
Biscayne Park                  3,088          3,081       -0.2
Bal Harbor                     2,973          3,033        2.0
El Portal                      2,055          2,461       19.8
Virginia Gardens               2,098          2,199        4.8
Medley                           537            821       52.9
Golden Beach                     612            805       31.5
Indian Creek Village             103             44      -57.3
Islandia                          12             13        8.3
Unincorporated Dade          799,053      1,060,739       32.7

* Population estimates, subject to revision. ** Key Biscayne incorporated in June 1991.

SOURCE:  Dade County Planning Department, and Bureau of Economic Research.

                                 DADE COUNTY
                              POPULATION GROWTH
                                  1950-2000
                   YEAR          POPULATION         GROWTH

                   1950            495,100            -
                   1955            709,800           43%
                   1960            935,000           32%
                   1965          1,097,200           17%
                   1970          1,267,800           16%
                   1975          1,452,000           15%
                   1980          1,625,800           12%
                   1985          1,775,000            9%
                   1990          1,937,094            9%
                   1991*         1,961,694            1%
                   1992*         1,982,901            1%
                   1995**        2,083,555            5%
                   2000**        2,201,836            6%

  *Estimate of population, subject to revision

  **Projection of population, which is subject to annual adjustment.

SOURCE: Dade County Planning Department; Bureau of Economic and Business Research, and U.S. Dept. of Commerce

HOUSING

The growth of the region's population has helped to foster a steady residential market. The total household units have increased over the past four decades from 348,946 in 1960 to 771,288 in 1990. This represents an overall increase of 121.0 percent over the period and an annual compound rate of growth of 2.0 percent. The Dade County real estate market reached its peak in 1980 with over 50,145 residences sold. This figure has dipped and climbed over the past decade, but has generally declined with 36,521 sales reported in 1992. Average home prices in the region have generally increased though, indicating that the area has generally been built-out and that demand in the area remains strong. From 1980 through 1992 the average single-family residential home price increased 58.3 percent. The average condominium residence price increased 94.2 percent.

EMPLOYMENT

Employment growth grew rapidly in the region from 1980 through 1988 when it appeared to hit its peak at 891,788. From 1980 through 1988 this represented an overall growth of 18.69 percent. In 1992 the employment in the region was estimated at 878,028, or a drop of 1.54 percent. This rate of employment appears to be stabilized and one would not anticipate further large drops in this figure. The labor force in the area has continued to increase with an overall growth rate of 19.4 percent over the period 1980 through 1992. The present labor force is estimated at 976,024. During the 1980s, the average annual unemployment rate ranged from a low of 5.3 percent to a high of 10.0 percent with an overall average of 7.67 percent. The average unemployment at the end of 1992 was estimated at 10.0 percent compared to 7.4 percent for the U.S.

From 1980 through 1992 the diversity of the employment in the region has greatly increased with 60,364 firms active in the Dade County market. This represents a 32.5 percent change over 1980 levels. The service industry is represented by the largest number of firms, with healthcare firms ranking as the largest component of this sector. Wholesale and retail trade represents the next largest employer in the region. The remaining sectors, which follow in number of companies in their respective order, include finance/real estate, construction, manufacturing, transportation, communications, public utilities, and finally agriculture, forestry, and fishing.

As of April 1993, the top five employers in the Dade County region were:

            Dade County Public Schools                           38,310
            Metropolitan Dade County                             23,000
            Federal Government                                   18,800
            State of Florida                                     14,900
            Publix Super Markets, Inc.                            8,000

INCOME

The per capita income in Dade County, Florida and the United States in 1990 was $17,823, $18,539, and $18,696, respectively.

In summary, the region of the subject property enjoyed rapid growth in the early 1980s which has stabilized in the early 1990s. Its economic base is diverse, which bodes well for stabilized growth patterns in the foreseeable future. The economy has recovered from Hurricane Andrew, which occurred in 1992, and is well positioned to post economic gains.


NEIGHBORHOOD ANALYSIS

The subject property is located in the center of South Miami approximately three blocks west of the Central Business District. The immediate neighborhood of the subject property is characterized by healthcare development including the HealthSouth Hospital adjacent to the subject and South Miami Hospital two blocks south of the subject.

The neighborhood boundaries include U.S. 1 which runs diagonally south and east of the subject property and the Palmetto Expressway which runs in a north-south direction approximately two miles west of the subject. The northern boundary of the subject's neighborhood extends to Southwest 56th Street.

The residential neighborhoods surrounding the subject are diverse in character with the residential area north of the subject generally consisting of lower income families with the areas immediately west and south of the subject experiencing higher income families.

The general neighborhood of the subject can be classified as stable and providing a good location for a medical office structure serving the medical community in the immediate area of the subject.


ZONING

The subject property is zoned "GR" by the City of South Miami. This zoning district generally allows for the development of commercial properties, including office, retail and institutional uses. The minimum lot size is 10,000 square feet with a minimum of 100 feet of frontage. Setback requirements include 20 feet, front; 15 feet, rear; and 15 feet for any side toward a street. The height limitation is presently 30 feet, or two stories. A site's maximum improvement ratio is 85 percent.

The subject site's use has been "grandfathered" in due to its height and improvement ratio. A letter of zoning compliance from the City of South Miami is recommended for an official determination regarding any zoning conformity issues.


REAL ESTATE TAXES AND ASSESSMENTS

The subject property is situated in South Miami and is subject to the taxing authority of the city and Dade County. Commercial properties in the City and County are assessed at 100 percent of tax-appraised value for tax purposes. The 1993 millage rate was $28.60 per $1,000 of assessed value.

The total tax-appraised value of the subject is $5,200,000. The total City and County property taxes due in 1993 were $148,720.


SITE ANALYSIS

The subject site is an L-shaped parcel which fronts 220 lineal feet on the west side of Southwest 62nd Avenue and 114 lineal feet on the south side of Southwest 70th Street. The subject site's southern border extends 295 heading in a westerly direction from Southwest 62nd Avenue. The rear section of the site contains 130 lineal feet and borders a single-family residential home to its rear. The subject site contains 48,687 square feet.

The topography of the site is level and at street grade throughout. The eastern half of the site along Southwest 62nd Avenue is improved with the office structure with the western or rear portion of the site improved with the parking deck. The subject site enjoys good visibility and frontage along Southwest 62nd Avenue. The subject site is accessed from the southern right-of-way of Southwest 70th Street. Vehicles exit through a drive-through on the first floor of the building which exits on the east side of Southwest 62nd Avenue.

Utilities serving the site include water, sewer, telephone, gas and electricity. Police services and fire protection are located in the neighborhood.

Other site improvements consists of general landscaping, asphalt paving, concrete paving and curbing, some trees and general signage.

We are not aware of any detrimental easements or encroachments encumbering the site. Further, we assume that the subject site is not encumbered with detrimental easements or encroachments.

To our knowledge, no environmental study has been conducted on the subject site. As appraisers, we are not qualified to detect hazardous materials. Consequently, our report assumes that there are no environmentally hazardous materials in the site or building that would adversely affect the subject property's value.


BUILDING AND SITE IMPROVEMENTS

Building

The Larkin 7000 Building was originally constructed in 1973 with a total renovation in 1989-1990. The building contains 120,981 gross square feet and 106,400 net rentable square feet. The building, during our site visit, was 77 percent occupied.

The building is a seven-story, reinforced concrete Class B office structure. The exterior walls of the structure include glass panels and styrofoam stucco non-load bearing panels.

The first floor of the structure is concrete with a portion of the first floor open to allow for a vehicle exit. Upper floors including the roof are concrete panels supported on metal framing. There is mechanical penthouse on the roof of the structure which houses the elevator mechanicals and the chilling units.

Interior finishes in the building are generally excellent quality accommodating physician suites which range in size from 1,000 to 11,600 square feet. Ceiling finishes throughout the structure include drop down acoustical panels except for the main entrance which included reflective panels. Physician suites generally contain high grade carpeting in patient waiting areas with vinyl tile found in examination areas. The first floor entrance contains marble floor finishes. The physician suites include multiple plumbing tie-ins to accommodate aluminum basins, and private bath areas. Wall finishes primarily consist of vinyl wall coverings with some areas painted. On each floor of the building a woman's and men's public restroom is provided.

The building is cooled by a central chiller system. During our site inspection the building was replacing its original chiller with two new 175-ton chillers. The building's electric is provided in metal conduit and serves fluorescent and incandescent lighting. The building has a pass key security system and emergency power generator. The building is served by three elevators.

Adjacent to the office building and connected through open walkways is a six-story concrete parking structure. The parking deck contains 124,791 square feet including the walkways and houses spaces for 345 vehicles. The parking garage does not contain an elevator and contains minimum lighting. The parking garage has metal screens on three sides with concrete panels and dryvit on its north face.


Site Improvements

Site improvements include concrete walkways which surround the structure and concrete drives to the parking and exit areas.

More detail descriptions of the building and site improvement are included in the Exhibit section of this report.

CONDITION OF IMPROVEMENTS AND OBSOLESCENCE

The building is in good overall condition. It appears to have been adequately maintained. No significant deferred maintenance was indicated from the appraiser's inspection of the property. There does not appear to be any functional or economic obsolescence.

                              HIGHEST AND BEST USE


The Appraisal Institute defines "highest and best use" as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value"

         [The Appraisal of Real Estate, p. 45, 10th Ed. published by The Appraisal Institute.]

The four categories of highest and best use analysis are:

      1. Physically Possible - Uses which are physically possible for the site and improvements being analyzed.

      2. Legally Permissible - Uses permitted by zoning and deed restrictions applicable to the site and improvements being analyzed.

      3. Financially Feasible - This step identifies if the physically possible and legally permitted alternatives produce a net income equal to or greater than the amount needed to satisfy operating expenses.

      4. Maximally Productive - This step clarifies which of the financially feasible alternatives provides the highest value consistent with the rate of return warranted by the market for a particular use.

There are two types of highest and best use: THE HIGHEST AND BEST USE OF LAND AS VACANT and THE HIGHEST AND BEST USE OF A PROPERTY AS IMPROVED. Both types are discussed as follows using the four categories of highest and best use.

As Vacant

The purpose of this analysis, given the site is vacant or can easily be made vacant, is to determine if something should be constructed on the site, and, if so, what should be constructed on the site.


PHYSICALLY POSSIBLE

The size and shape of the subject site is adequate for the development of a number of alternative uses including small residential, commercial, office/institutional, industrial and special-purpose properties. The site possesses good access and visibility. The size of the parcel would preclude any large developments.


LEGALLY PERMISSIBLE

As stated earlier in the Zoning section of this report, the property is currently zoned "GR" Commercial Retail. Permitted uses in this general zoning category vary widely. Potential legal uses would include most retail and restaurants, office/institutional uses, and hotels.

Surrounding uses include the hospital, other professional office uses, some apartments and some old single-family residential properties. These use patterns would likely preclude industrial or future single-family development on the site.


FINANCIALLY FEASIBLE

Having established that the site is physically suited for and legally restricted to retail/office development, the next consideration is economic feasibility. Financially feasible uses for the site, if vacant, are those uses that would generate an economic return to the land. New hospital related development on the north and east sides of the building indicate that new development is financially feasible. HealthSouth Medical Center is planning an additional office building across the street.

MAXIMALLY PRODUCTIVE

The maximally productive use is a financially feasible use that would produce the greatest land value. Office/retail use is physically possible and legally permissible, and new development is financially feasible. Based on this analysis, the current highest and best use of the land, if vacant, would be for office/institutional development.


As Improved

The subject site is currently improved with a 106,400 rentable square foot office building, with an adjacent parking deck and associated site improvements. The purpose of this discussion is to determine whether to leave the improvements as they are, to modify the improvements or to remove the improvements.


PHYSICALLY POSSIBLE

It would obviously be physically possible to leave the improvements as they are, to demolish the existing improvements and replace them with new improvements, or to make minor repairs to the deferred maintenance items on the property. The improvements are considered functional.


LEGALLY PERMISSIBLE

The improvements, as improved, are a legal non-conforming use according to the City of South Miami, zoning guidelines. Under the zoning, the property could remain as it is, be torn down or renovated.


FINANCIALLY FEASIBLE

The highest and best use of the land, if vacant, was to develop with an office/institutional use based on the adjacent hospital's growth needs. Of the physically possible and legally permissible changes that could be made to the existing facility, demolishing the building would significantly reduce the current asset value, and would not be financially feasible. It would, however, be financially feasible to correct any deferred maintenance. Due to present height limitations and build-out ratios, the building's present configuration represents an economic advantage to the property.


MAXIMALLY PRODUCTIVE

The maximally productive use for the existing property is the financially feasible use that produces the greatest property value. The only financially feasible use is to correct any deferred maintenance that currently exists.
This will enable to the property to remain competitive in the leasing market. The highest and best use, as improved, is to not make any major changes to the current asset use. The improvements represent the current highest and best use of the property.

                               VALUATION SECTION


VALUATION METHODOLOGY

There are three principal methods to estimate the market value of the assets of the subject property. These are summarized as follows:

         COST APPROACH: This method is based on the principle of substitution, whereby no investor would prudently pay more for a property than it costs to buy land and build a comparable new building. The market value is estimated by calculating the replacement costs of a new building and subtracting all forms of depreciation and obsolescence present in the existing facility. This provides a depreciated value of the subject improvements if replaced new. The estimate of the current value of the subject land is then added to provide a market value of the property.

         DIRECT SALES COMPARISON APPROACH: The principle of substitution also says that market value can be estimated as the cost of acquiring an equally desirable substitute property, assuming no costly delay in making the substitution. This method analyses the sales of other comparable improved properties. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

         INCOME APPROACH: This method is based on the principle of anticipation, which recognizes that underlying value of the subject property can be estimated by its cash flow or stream of earnings. This approach simulates the future earnings for the property, and converts those earnings into a present market value estimate.

Consideration has been given to each of the three methods to arrive at a final opinion of value. The application of each approach to value is further discussed in the appropriate sections which follow.

                                 COST APPROACH


In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which is added the depreciated replacement cost of the improvements. The replacement cost new of the improvements is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence.

The cost analysis involves three basic steps:

         o       Land value estimate.

         o       Estimated replacement cost of the improvements.

         o       Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.


Land Valuation

Land valuation, assuming the site is vacant, is based upon the following steps:

         o A comparison with recent sales and/or asking prices for similar land.

         o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

         o       Our experience in estimating land values.

The following sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.

Land Comparable Number 1


Folio Number:                   09-4025-028-1970, 1980, 1990, 2020, 2030, 2040,
                                and 2041

Location:                       5965 SW 70th Street

Size:                           65,550 square feet

Sale Date:                      May 1991

Deed Book/Page:                 15020-0214

Grantor:                        Francisco Montana and W. Rosario

Grantee:                        Mauricio Montana

Sale Price:                     $1,100,000

Price Per Square Foot:          $16.78

Terms of Sale:                  All Cash

Shape:                          Rectangular

Zoning:                         South Miami Commercial

Utilities:                      All utilities are available

Comments:                       Property is two blocks east of subject and
                                is presently improved with a five-story
                                parking garage.

Land Comparable Number 2


Folio Number:                              09-4025-028-1940, 1960

Location:                                  6920 SW 59th Avenue

Size:                                      9,450 square feet

Sale Date:                                 April 29, 1993

Deed Book/Page:                            15795-3698

Grantor:                                   Imperial Bank

Grantee:                                   A. Building, Inc.

Sale Price:                                $140,000

Price Per Square Foot:                     $14.81

Terms of Sale:                             All Cash

Shape:                                     Rectangular

Utilities:                                 All utilities are available.

Comments:                                  This parcel is presently vacant.

Land Comparable Number 3


Folio Number:                      03-4120-017-1580

Location:                          Northeast corner of San Lorenzo and LeJeune
                                   Road, 4251 LeJeune Road

Size:                              21,805 square feet

Sale Date:                         February 1993

Deed Book/Page:                    15822-3213

Grantor:                           Commerce Bank

Grantee:                           Goldcoast Partners Properties Co.

Sale Price:                        $650,000

Price Per Square Foot:             $29.80

Terms of Sale:                     All Cash

Shape:                             Rectangular

Zoning:                            Coral Gables Commercial

Utilities:                         All utilities are available.

Comments:                          This parcel is presently being improved
                                   with an office building.

A summary of the land sales is shown as follows:


                          SUMMARY OF LAND COMPARABLES

          LAND                                   SALE         SIZE      PRICE
          COMP        LOCATION                   DATE         (SF)     PER SF

           1          5965 SW 70th Street        05/91       65,550     $16.78
           2          6920 SW 59th Avenue        04/93        9,450     $14.81
           3          4251 LeJeune Road          02/93       21,805     $29.80
       SUBJECT       7000 SW 62ND AVENUE                     46,687


Discussion of Land Comparables

LAND COMPARABLE 1 is approximately two blocks east of the subject in a very comparable neighborhood to the subject. This sale has been adjusted slightly upward due to the age of the sale. All factors for location, utility, topography appear to be equal and no adjustment for these occurrences appeared warranted. A slight upward adjustment is warranted for parcel size due to the comparable's larger size. The adjustments are shown on a Land Sale Adjustment Grid at the end of this discussion. The adjusted price per square foot of this comparable is $18.50 per square foot.

LAND COMPARABLE 2 is approximately one block east of the subject in a very comparable neighborhood to the subject. No time adjustments to this sale were made. All factors for location, utility, topography appear to be equal and no adjustment for these occurrences appeared warranted. A slight downward adjustment is warranted for parcel size due to the comparable's smaller size. The adjustments are shown on a Land Sale Adjustment Grid at the end of this discussion. The adjusted price per square foot of this comparable is $14.07 per square foot.

LAND COMPARABLE 3 is a similar size parcel located on a heavily travelled thoroughfare approximately one mile east of the subject property. No time adjustment was made to this sale. A significant downward adjustment to this sale was made for location. The adjusted price for this comparable is $17.88 per square foot.

                                 Subject              Land Comp            Land Comp             Land Comp
   Element                                               #1                   #2                    #3

  Sale Price/SF                                        $16.78               $14.81                $29.80

  Property Rights               Fee Simple             Same                 Same                  Same
    Adjustment
                                                       -----------------------------------------------------
  Adjusted Price/SF                                    $16.78               $14.81                $29.80

  Financing                       Cash                 Cash                 Cash                  Cash
    Adjustment
                                                       -----------------------------------------------------
  Adjusted Price/SF                                    $16.78               $14.81                $29.80

  Conditions of Sale                                   None                 None                  None
    Adjustment
                                                       -----------------------------------------------------
  Adjusted Price/SF                                    $16.78               $14.81                $29.80

  Market/Time                                               5%                   0%                    0%
   Adjustment
                                                       -----------------------------------------------------
  Adjusted Price/SF                                    $17.62               $14.81                $29.80

  Other Adjustments:
   Location Adjustment                                      0%                   0%                   -40%
   Topography Adjustment                                    0%                   0%                     0%
   Size Adjustment                                          5%                  -5%                     0%
   Zoning Adjustment                                        0%                   0%                     0%
    Net Other Adjustments                                   5%                  -5%                   -40%

  FINAL ADJUSTED PRICE PER SF                          $18.50               $14.07                 $17.88

                                                       =====================================================

The adjusted land prices range from $14.07 per square foot to $18.50 per square foot, with the prices of sales number one and two being the most representative of the subject parcel. Based on our analysis of the subject versus these comparables, it is our opinion that a land price of $15.00 per square is representative of the subject site. The subject land value is estimated as follows:

                     48,687 SF  x  $15.00/SF  =  $730,385

                            Rounded to:   $730,000
                                          ========



Building and Site Improvements

The building and site improvements have been valued on the basis of replacement cost less accumulated depreciation. The cost new was estimated via the segregated cost method, with cost factors obtained from Marshall Valuation Services, Inc., a national cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The composite unit cost has then been applied to the gross square footage of the building to derive the replacement cost new. The total project replacement costs for the subject office and parking garage is estimated to be $18,908,721.

The total accumulated depreciation of a structure represents the loss in value due to physical deterioration, functional obsolescence, or external (or economic) obsolescence. Economic life of a structure or improvement is the period over which they contribute to the value of the property. These terms are defined as follows:

        Physical Deterioration: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

        Functional Obsolescence: The loss in value due to poor plan, functional inadequacy, or super-adequacy due to size, style, design, or other items. This form of depreciation occurs in both curable or incurable forms.

        External (or Economic) Obsolescence: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates, or any other factors which affect a property's ability to produce an economic income, thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes, or economic trends.

        Economic Life: The economic life of a good quality medical office buildings is typically 40 to 50 years. For the subject Class B building, we have assumed an economic life of 45 years.

        Remaining Economic Life: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

Marshall Valuation Services, Inc., and the actual experience of other buildings in the market, were use to estimate the overall economic life of the improvements. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.


Physical Depreciation

The amount of physical depreciation and obsolescence in the subject building is judged normal for a building of this age. Observation of the subject property indicated that the structure and related component parts have been adequately maintained through a continuous maintenance service program.

The subject property was originally constructed in 1973 with extensive renovations occurring in 1989 and 1990, and it is in average to good condition. After taking into consideration all significant physical factors affecting the subject property, it is judged that the subject office building and parking garage has an effective age equal to 15 years. The remaining useful life is estimated to be 30 years. This translates into a physical depreciation estimate of 33 percent (15 years divided by 45 years). The amount of depreciation attributable to the property has been estimated on a straight-line basis, which is founded on the assumption that depreciation of a property occurs equally throughout its economic life.

The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 15 years with an effective age of seven years and a remaining useful life of five years. Therefore, the depreciation rate attributable to the site improvements on a straight-line basis is estimated to be approximately 66 percent. Entrepreneurial profit and miscellaneous replacement costs are depreciated at a blended depreciate rate.

The total depreciated value for the office building and parking garage is estimated to be $12,668,843.


Cost Approach Conclusion

The schedule on the following page is a summary of the estimated replacement cost by category for the subject building plus estimates of all forms of depreciation.

Based on the investigation as previously defined, the market value of the subject property by the Cost Approach, as of September 29, 1993, is:

                                  $13,450,000
                                  ===========

                          SUMMARY OF REPLACEMENT COSTS


TOTAL RECAPITULATION:  LARKIN 7000 BUILDING


         Excavation and Site Preparation                                           $     5,495
         Foundation                                                                    334,491
         Frame                                                                       1,675,325
         Exterior Walls                                                              1,194,146
         Floors                                                                      1,090,101
         Roof                                                                          153,848
         Roof Cover                                                                     48,642
         Partitioning and Built-In Items                                             3,512,643
         Ceilings                                                                      870,390
         Floor Coverings                                                               659,942
         Plumbing                                                                      978,566
         Heating, Ventilation and Air Conditioning (Net)                               802,001
         Electrical                                                                  1,770,621
         Other Features                                                                404,109
                                                                                   -----------
         Total Labor, Materials, Incidentals and Profit                            $13,500,320
         Architect Fees, Plans and Specifications                                  $   472,511
         Architect Fees, Supervision                                                   405,010
         Add:  Miscellaneous Fees                                                    1,437,784
                                                                                   -----------
         Total Replacement of Cost Medical Office Building                         $15,815,625
         Parking Garage (see Exhibits)                                             $ 3,093,096
                                                                                   -----------
         Total Reproduction Cost Buildings                                         $18,908,721
            Less:  Depreciation at 15/45 (33%)                                      (6,239,878)
                                                                                   -----------
         Total Depreciated Value of Improvements                                   $12,668,843
         Total Replacement Cost of Land Improvements                     $100,000
            Less:  Depreciation at 10/15 (66%)                            (66,000)
                                                                          --------
         Total Depreciated Value of Land Improvements                              $    34,000
         Add:  Value of Land as Vacant                                                 730,000
                                                                                   -----------
                                                                                   $13,432,843

         Rounded to:                                                               $13,450,000
                                                                                   ===========

                        DIRECT SALES COMPARISON APPROACH


The Direct Sales Comparison Approach is based upon the principle of substitution; that is, when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming there is no costly delay in making the substitution. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

The Direct Sales Comparison Approach gives consideration to actual sales of other similar properties with adjustments as previously stated. The sales prices are analyzed in common denominators and applied to the subject property in respective categories to be indicative of market value.

The unit of comparison used in this analysis is the price per square foot, which is the gross purchase price of the building divided by the net leasable area in the building. The following sales are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.
Also, all purchase prices quoted in this report represent all cash sales unless seller financing is noted and the sale prices adjusted for cash equivalency.

In our analysis, we obtained details on three professional office building sales which have occurred over the past two years. The terms of the sale and significant data was verified to the extent possible by county deed records and with parties to the transaction. Information on these sales is shown on the following pages:

OFFICE BUILDING SALE NUMBER 1

PROPERTY IDENTIFICATION

Building Name:                   Professional Arts Center
Address:                         1150 NW 14th Street, Miami, Dade County,
                                 Florida
Folio Number:                    01-3135-062-0010
Brief Legal:                     All of SECOND ADDITION TO MEDICAL CENTER, PB
                                 123, Pg. 28, Public Records of Dade County,
                                 Florida
Submarket:                       Civic Center

TRANSACTION DATA

Date of Sale:                    September 1992
Grantor:                         Clifford Rosen as Trustee for the Professional
                                 Arts Center Partnership
Grantee:                         University of Miami
Interest Conveyed:               Fee Simple subject to leases
O.R. Book/Page:                  15666/3436
Nominal Sales Price:             $10,850,000
Cash Equivalent:                 $8,850,000
Terms of Sale:                   All Cash.  The sale includes approximately 2
                                 acres of excess land which was valued in a
                                 recent appraisal at $2,000,000.  For
                                 purposes of deriving appraisal indicators, we
                                 have deducted this amount from the sale price
                                 to derive an estimated amount attributable to
                                 the building.
Marketing Time:                  Unknown.  The property had been widely
                                 marketed, but was off the market for a time.
Occupancy at Sale:               99%

PROPERTY DESCRIPTION

Land Area:                       69,217 square feet, or 1.589 acres
Year Built:                      1965
Gross Building Area:             87,442 square feet
Rentable Area:                   81,485 square feet
Land to Building Ratio:          0.79:1
Number of Stories:               Seven
Average Floor Plate:             11,700 square feet
Number of Elevators:             Three (one serving floors 6 & 7 only)
Parking:                         238 surface spaces, or 3.5 spaces per 1,000
                                 SFRA

Construction Type:                        Average quality, architectural Class
                                          "B" building.  Exterior curtain walls
                                          consist of plat glass in aluminum
                                          frames and precast concrete panels
                                          which form a non-repetitive bas-
                                          relief sculpture.  The site totals
                                          156,337 square feet or 3.589 acres,
                                          of which approximately 2.0 acres is
                                          considered to be excess.

FINANCIAL DATA (BASED ON EXAMINATION OF HISTORIC NUMBERS AND PROJECTIONS IN A RECENT APPRAISAL)

Gross Revenues:                             $1,600,000      or       $19.64/SFRA
Less Vacancy & Loss:                            30,000      or         0.37/SFRA
                                            ----------               ------
Effective Gross Income:                     $1,570,000      or       $19.27/SFRA
Less Expenses:                                 645,000      or         7.92/SFRA
                                             ---------               ------
Net Operating Income:                         $925,000      or       $11.35/SFRA

APPRAISAL INDICATORS

Price Per SFRA:                           $108.61
Effective Gross Income
   Multiplier:                            5.64
Overall Rate:                             10.45%
Equity Dividend Rate:                     10.45%

COMMENTS

This was a purchase by the University of Miami which previously occupied approximately 33.5% of the building's space. The University has a major commitment in the Civic Center area and will most likely occupy more of the building as leases with other parties expire.

OFFICE BUILDING SALE NUMBER 2

PROPERTY IDENTIFICATION

Building Name:                            Kingston Plaza
Address:                                  8251 West Broward Boulevard, Broward County, Florida
Folio Number:                             Kingston Properties, 81-7B, Lots A & B
Submarket:                                Plantation

TRANSACTION DATA

Date of Sale:                             August 1992
Grantor:                                  G. Heydasch and I. Heydasch, Trs.
Grantee:                                  Kingston Plaza, Inc. (Max Richards, President)
Interest Conveyed:                        Fee Simple subject to leases
O.R. Book/Page:                           Not recorded
Nominal Sales Price:                      $2,750,000
Terms of Sale:                            Assumed mortgage of $2.4 million and paid $350,000 in cash.
Marketing Time:                           This property has been on the market since 1985
Occupancy at Sale:                        82%

PROPERTY DESCRIPTION

Land Area:                                121,532 square feet, or 2.79 acres
Year Built:                               1975
Gross Building Area:                      52,606 square feet
Rentable Area:                            50,449 square feet
Land to Building Ratio:                   2.30:1
Number of Stories:                        Five
Average Floor Plate:                      Not available
Number of Elevators:                      One
Parking:                                  Adequate surface parking
Construction Type:                        Concrete block with stucco

FINANCIAL DATA

* Net Operating Income:                   $280,000 or $5.55/SFRA

* NOI inclusive of reserves

APPRAISAL INDICATORS

Price Per SFRA:                           $54.51
Overall Rate:                             10.18%

COMMENTS

This medical office building is uniquely located adjacent to Humana Hospital. It also has good frontage along Broward Boulevard, a major east/west thoroughfare. The broker involved the sale informed that the property was due for a $300,000 to $400,000 facelift. This is the first time that the occupancy level has dropped to the eighty percentile. Before the previous owner passed away (two years ago), the property maintained an occupancy level of 100%. Of the few parties involved in the sale, two were physicians. Apparently, these physicians did not base their judgment on the net operating income generated by the property. Instead, more emphasis was placed on the property's locational advantages. This property is currently 100% occupied by physicians connected with Humana Hospital.

OFFICE BUILDING SALE NUMBER 3

PROPERTY IDENTIFICATION

Building Name:                            Miami Medical Arts
Address:                                  6201 S.W. 70th Street, Miami, Dade County, Florida
Folio Number:                             09-4025-022-0260
Brief Legal:                              Lots 3-5, and East 35 feet of South 100 feet of Lot 6 and North 20 feet of East 25 feet of
                                          Lot 6 and North 20 feet of East 25 feet of Lot 6 and South 30 feet of east 25 feet of Lot
                                          12 less East 10 feet of Lots 3-5 of COCOPLUM TERRACE, Plat Book 25 at Page 4, Official

                                          Records of Dade County
Submarket:                                South Miami

TRANSACTION DATA

Date of Sale:                             October 1990
Grantor:                                  Mr. Steven Raskin
Grantee:                                  Mr. Donald Flitman and Mr. John E. Swift, Trustee
Interest Conveyed:                        Fee Simple subject to leases
O.R. Book/Page:                           14741/2376
Nominal Sales Price:                      $1,100,000
Terms of Sale:                            The buyer gave a down payment of $200,000.  The previous owners gave a PMM wraparound of
                                          $900,000 at 10%.  This PMM is a seven-year interest only which expires at the same time the first mortgage expires.  Presently, the balance on the first mortgage is $250,000.
Marketing Time:                           Unknown
Occupancy at Sale:                        100%

PROPERTY DESCRIPTION

Land Area:                                21,000+ square feet, or 0.48 acres
Year Built:                               1972
Gross Building Area:                      18,780 square feet
Rentable Area:                            16,250 square feet
Land to Building Ratio:                   0.12:1
Number of Stories:                        Five
Average Floor Plate:                      Not available
Number of Elevators:                      Two
Parking:                                  Surface parking.
Construction Type:                        Average quality, Class "B" medical building.

APPRAISAL INDICATORS

Price Per SFRA:                           $67.69
Overall Rate:                             N/A

COMMENTS

This comparable is considered a distressed sale because it was the liquidation of assets of a partnership. The building was developed by the partnership and had not changed hands since 1972. It has a history of stable occupancy, with some tenants leasing space since the opening. The buyer stated that his law firm intended to pay $16 per square foot for approximately 2,000 square feet.

                           SUMMARY OF IMPROVED SALES


   SALE                                       RENTABLE                            PRICE PER
  NUMBER     NAME/LOCATION                 (SQUARE FEET)       SALE PRICE        SQUARE FOOT
    1        Professional Arts Center            81,485       $8,850,000            $108.61
             Miami, Florida
    2        Kingston Plaza                      50,449       $2,750,000             $54.51
             Broward County, Florida
    3        Miami Medical Arts                  16,250       $1,100,000             $67.69
             Miami, Florida


The unadjusted prices of these comparables range from $54.51 per square foot to $108.61 per square foot. Each of the comparables will be discussed and adjusted for comparison with the subject property. An Improved Sales Adjustment Matrix is shown on the following page.

SALE 1 is an average quality Class B professional office building which serves an adjacent hospital. The sale was an arm's length transaction with no non-market financing considerations. An initial adjustment to the sale was made for the excess land associated with the sale. No adjustments were deemed necessary for location, occupancy, or building condition. A slight downward adjustment has been made for building size. Overall, the adjusted sales price per square foot is estimated at $103.18.

SALE 2 is an average quality Class C structure which serves an adjacent hospital. The sale was an arm's length transaction with financing provided at market rates. Significant upward adjustments to this sale are warranted for its inferior occupancy and building quality. A downward adjustment has been made for building size. The adjusted sales price per square foot is estimated at $65.41.

SALE 3 is an average quality Class B structure which serves medical and professional tenants. The sale was initially adjusted upward for the sale's condition, as it was considered a distressed sale. Further upward adjustments were made to account for the depressed market condition which existed in 1990. No adjustments were warranted for location or occupancy. An upward adjustment has been applied for condition. A downward adjustment has been applied for size. The adjusted price per square foot is estimated at $89.46.

                        Improved Sale Adjustment Matrix


                 Sale Price/SF                                          $108.61          $54.51           $67.69
                 Property Right Adjustment                               Same             Same             Same

                 Adjusted Price/SF                                      $108.61          $54.51           $67.69

                 Financing Adjustment                                    Cash          Equivalent          Cash
                 Adjusted Price                                         $108.61          $54.51           $67.62

                 Conditions of Sale                                  Arm's Length     Arm's Length      Distressed
                 Adjustment                                                -                -               20%

                 Adjusted Price/SF                                      $108.61          $54.51           $81.14

                 Market/Time Adjustment                                  0.00               -               5%
                 Adjusted Price/SF                                      $108.61          $54.51           $85.20


                 Other Adjustments:

                 Location                                                  0                0                0

                 Occupancy                                                 0              +15%               0
                 Construction Quality                                      0              +10%             +10%

                 Size                                                     -5%              -5%              -5%
                                                                          ---             ----             ----
                 Net Other Adjustments                                    -5%              20%              5%



                 Final Adjusted Price/SF                                $103.18          $65.41           $89.46

The adjusted prices per square foot range from $65.41 to $103.18 with the most comparable sales at the upper end of the range. Based on this analysis, the market value of the subject property by the Direct Sales Comparison Approach, as of September 29, 1993, is calculated as follows:

                          106,400 SF  x  $100.00/SF  =

                                  $10,640,000

                                INCOME APPROACH


The Income Approach is based on the principle of anticipation, and has as its premise that value is represented by the present worth of expected future benefits. The price that an investor will pay for an income property usually depends on the anticipated income stream. The Income Approach represents an attempt to simulate the future cash flows for the property, and to quantify the future benefits in present dollars.

The subject property is one of nine professional office buildings that HealthSouth is selling for the purpose of establishing a real estate investment trust (REIT). HealthSouth Corporation, the seller, will provide a net rental guarantee in the form of a master lease. The REIT, as the new property owner, will receive the net rental master lease rate per square foot of rentable office area regardless of the rental rates charged or received from the actual physician/tenants.

This master lease is a credit enhancement vehicle that will enable the REIT issuer to sell the REIT shares. It will also allow HealthSouth leasing flexibility for the office space. HealthSouth can lease office space to various physicians at different rates and terms, or they can use the office space for hospital purposes.

The appraisers received a draft of the form of the master lease agreement, but the actual master lease agreements for each property are not yet available. For the purpose of our Income Approach, the gross income will be the master lease rate for each property times the rentable building area. We reserve the right to modify the Income Approach valuation if the actual master lease for each property differs significantly from the draft lease presented to us.

The gross income for the subject property is calculated as follows:

                    106,400 SF  x  $14.00/SF  =  $1,489,600

The subject appraisal assumes that 100 percent of the income is guaranteed through the master lease agreement. Since the leased fee interest is being appraised, there is no deduction for vacancy or credit loss.

Since the master lease provides for an income level to the REIT net of all operating expenses, the only out-of-pocket expenses to the REIT will be accounting, legal and internal administration or management expenses. These management expenses are estimated at 5.0 percent of effective gross income, or $74,480, based on the management experience of other properties. The net operating income for the property is $1,489,600 less $74,480, or $1,415,120.

The estimated direct capitalization rates, or overall rates (OARs), for the three improved sale comparables presented in the Direct Sales Comparison Section of this report are summarized as follows:

      Sale No.     Property Location                       Sale Date             OAR (%)

          1        Professional Arts Center             September 1992            10.45
                   Miami, Florida
          2        Kingston Plaza                         August 1992             10.18
                   Broward County, Florida
          3        Miami Medical Arts                    October 1990              N/A
                   Miami, Florida


The direct capitalization, or overall rates, for these comparables ranged from
10.18 percent to 10.45 percent.

A capitalization rate at 10.5 percent is considered appropriate.

Therefore, it is our opinion that the market value of the subject property by the Income Approach is calculated and rounded as follows:

                  Net Operating Income/OAR  =  Estimated Value

                        $1,415,120/.105  =  $13,477,333

                            Rounded to:  $13,500,000
                                         ===========

                           CORRELATION AND CONCLUSION


We have considered three approaches to value in order to estimate the value of the Larkin 7000 Building. The three approaches are summarized as follows:

         Cost Approach  . . . . . . . . . . . . . . . . . . . . .  $13,450,000
         Direct Sales Comparison Approach . . . . . . . . . . . .  $10,640,000
         Income Approach  . . . . . . . . . . . . . . . . . . . .  $13,500,000

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using sources which were considered to be reliable. However, estimating the replacement cost and all forms of depreciation for an older building is unreliable. For these reasons, this approach is considered only a fair indicator of value for the subject property.

The Direct Sales Comparison Approach is based on the price that investors and owner-occupants have recently paid for comparable professional office buildings. The quantity and quality of data available in this approach was considered good. The appraisers only consider this approach to be a fair indicator of value for the subject property.

The Income Approach normally provides the most reliable value estimate for professional office buildings such as the subject. Although many buyers of professional office buildings are owner/occupants, these buyers are generally aware of a property's cash flow potential and its value from an investor's perspective. For this reason, the Income Approach is considered the best indicator of value for the subject property.

Based on this analysis, it is our opinion that the market value of the Larkin 7000 Building, as of September 29, 1993, and based on the assumptions and limiting conditions in this report, is:

                                  $13,500,000
                                  ===========